Exhibit 15.3

[Letterhead of Fangda Partners]

March 10, 2014

Pactera Technology International Ltd.

Building C-4, No. 66 Xixiaokou Road,

Haidian District

Beijing 100192, People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information - D. Risk Factors” in Pactera Technology International Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2013 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of March 2014. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners